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                                                                  EXHIBIT 15(xv)


                                 SUPPLEMENT TO
                           ADMINISTRATION AGREEMENT


                                  PIMCO Funds
                           840 Newport Center Drive
                        Newport Beach, California 92660


                               __________, 1997


Pacific Investment Management Company
840 Newport Center Drive
Newport Beach, California 92660

   RE:  Low Duration Mortgage Fund
        Total Return mortgage Fund
        Emerging Markets Bond Fund
        Emerging Markets Bond Fund II

Dear Sirs:

   This will confirm the agreement between the undersigned (the "Trust") and Pacific Investment Management Company (the "Administrator") as follows:

   1. The Trust is an open-end management investment company organized as a Massachusetts business trust, and consisting of such separate investment portfolios as have been or may be established by the Trustees of the Trust from time to time. A separate class of shares of beneficial interest of the Trust is offered to investors with respect to each investment portfolio. The Low Duration Mortgage Fund, Total Return Mortgage Fund, Emerging Markets Bond Fund, and Emerging Markets Bond Fund II (the "Funds") are each separate investment portfolios of the Trust.

   2. The Trust and the Administrator have entered into an Administration Agreement (the "Agreement") dated November 1, 1995, as amended, pursuant to which the Administrator has agreed to provide management and administrative services to the Trust as set forth in that Agreement.

   3. As provided in paragraph 1 of the Agreement, the Trust hereby adopts the Agreement with respect to the Funds and the Administrator hereby acknowledges that the Agreement shall pertain to the Funds, the terms and conditions of such Agreement being hereby incorporated herein by reference.
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   4. As provided in paragraph 5 of the Agreement and subject to further conditions as set forth therein, the Trust shall with respect to the Funds pay the Administrator a monthly fee calculated as a percentage (on an annual basis) of the average daily value of net assets of the Fund during the preceding month as follows: for the Low Duration Mortgage Fund and Total Return Mortgage Fund, at the rate of .25% of the assets attributable to each of the Institutional Class and Administrative Class, and at the rate of .40% attributable in the aggregate to the Class A, Class B, and Class C shares; and for the Emerging Markets Bond Fund and Emerging Markets Bond Fund II, at the rate of .40% of the assets attributable to each of the Institutional Class and Administrative Class, and at the rate of .55% attributable in the aggregate to the Class A, Class B, and Class C shares.


   5. This Supplement and the Agreement shall become effective with respect to the Funds on ________, 1997 and shall continue in effect with respect to the Funds for a period of more than two years from such date only so long as the continuance is specifically approved at least annually by a vote of a majority of (i) the Trust's Board of Trustees and (ii) the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated with respect to the Funds at any time, without payment of any penalty, by vote of a majority of the Trustees of the Trust who are not "interested persons" (as defined in the 1940 Act) and who have no direct or indirect financial interest in this Agreement on 60 days' written notice to the Administrator. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

      If the foregoing correctly sets forth the agreement between the Trust and the Administrator, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                             Very truly yours,

                             PIMCO Funds



                             BY:
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                             TITLE:

ACCEPTED:

Pacific Investment Management Company


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